Exhibit 10.4

COLLECTIVE AGREEMENT

BETWEEN:
M.C. HEALTHCARE PRODUCTS INC.
Beamsville, Ontario.
 (Hereinafter referred to as the
"COMPANY" of the First Part)

and

SHEET METAL WORKERS' INTERNATIONAL
ASSOCIATION, LOCAL UNION 540,
(Hereinafter referred to as the "UNION"
of the second part.)

Effective November 1, 2006 -- October 31, 2012

Article 1.   UNION RECOGNITION

1.01	The Company recognizes the Union as the sole and exclusive Collective Bargaining Agent for all employees save and except foremen, persons above the rank of foreman, office and sales staff.

1.02
Employees who are not members of the bargaining unit shall not perform work on any jobs which are included in the bargaining unit, except in the case of instruction, or incidental work or an emergency situation, which is defined as a situation when a customer has a production or shipping need subject to a short deadline when regular employees who are qualified are not available.

1.03	The Company may continue to use temporary agency personnel, who are not employees of the Company, in accordance with the following restrictions:
(a)	temporary agency personnel shall not be used when bargaining unit employees who have the skill and ability to perform available work are on lay-off;

(b)	a temporary agency person shall be used for no more than 60 working days at a time;

(c)
the Company shall not use consecutive terms of the same temporary agency person or a different person in the same position, unless the position cannot be reasonably filled as a normal vacancy or through the new hire process;

(d)
if a temporary agency person is hired by the Company within twelve (12) months of working at the Company, then the probationary period for such person shall be reduced to sixty (60) working days, provided that s/he worked at the Company at least thirty (30) days in the previous twelve (12) months;

(e)	outside of the May through September period, the Company cannot use any more than one temporary agency person for every five persons actively employed in the bargaining unit; and

(f)
temporary agency personnel shall not be used to perform the work of Assembler or above if there are employees in the bargaining unit with the necessary skill and ability who are available to do the work on a temporary assignment or who have applied to a job posting for which they are qualified.

Article 2.   UNION SECURITY

2.01
Every employee covered by this Agreement presently in the employ of the Company shall, from the effective date of this Agreement, as a condition of continued employment, become and remain a member in good standing of the Union.  Every employee whose employment commences hereafter, other than student employees as defined in Article 31.05, shall, within thirty (30) working days of the commencement of his employment, become and remain a member in good standing of the Union as a condition of continued employment provided membership shall not be unduly withheld or withdrawn from any employee.

2.02
The Union may hold meetings on Company premises with permission from the Company, which permission shall not be unreasonably withheld.  A representative of the Union may have access to the Company premises with reasonable notification to the Company, so long as there is no unreasonable disruption to the normal course of business.  Employees and union officials shall not engage in Union activity during working hours except as provided for in this Agreement.

Article 3.   RESERVATION OF MANAGEMENT FUNCTIONS

3.01
The Union acknowledges and agrees that it is the exclusive function and right of the Company to generally manage the industrial enterprise or enterprises in which the Company is from time to time engaged.  Without restricting the generality of the foregoing, Management's functions shall include:

(a)
The right to maintain order, discipline and efficiency, and in connection therewith, to make and enforce reasonable rules and regulations not inconsistent with the terms of this Agreement to be observed by its employees; the right to discipline or discharge employees for just cause, provided that a claim of unjust discipline or discharge other than a probationary employee may be the subject of a grievance and dealt with as hereinafter provided.

(b)
The right to select and hire, discharge, transfer, assign to shifts, promote, demote, classify, layoff, suspend and retire employees, the establishment of work or job assignments and output of machines and operators.  The above shall not be exercised in a manner inconsistent with the terms of this Agreement.

(c)
The right to determine the work to be contracted out, the schedules of production the methods, processes and means of production used, the right to use improved methods, machinery and equipment, the engineering and designing of the products and the control of material and parts to be incorporated in the products produced.

(d)	The sole and exclusive jurisdiction over all operations, buildings, machinery, tools and employees shall be vested in the Company.

Article 4.   NEGOTIATING COMMITTEE

4.01
The Company acknowledges the right of the Union to appoint or otherwise elect a negotiating committee of not more than two (2) employees and will recognize and deal with the said committee with respect to any such matter which properly arises from time to time during the term of this Agreement.

4.02	All members of the negotiating committee shall be seniority employees of the Company.

4.03	The Union shall notify the Company in writing of the names of the negotiating committee members and of any changes in personnel of the committee members before the Company shall recognize them.

Article 5.   STEWARDS

5.01	The Company acknowledges the right of the Union to appoint (1) chief Steward and (1) appointed Steward per shift to assist the employees in presenting grievances to representatives of the Company.

5.02	The Stewards shall be seniority employees of the Company.

Article 6.   DUTIES OF STEWARDS

6.01
The Union acknowledges that stewards, members of committees, and Union officers have regular duties on behalf of the Company and that such persons will not leave their regular duties without the permission of their foreman or immediate supervisor, which permission will not be unreasonably withheld.  When resuming their regular duties after being engaged in duties on behalf of the Union, they will report to their foreman, informing him that they are ready to resume their regular duties.

Article 7.   COMPLAINT PROCEDURE

7.01
It is the mutual desire of the parties hereto that employee complaints shall be adjusted as quickly as possible.  Both parties therefore agree that an employee’s supervisor or designate must be informed as quickly as possible of any employee’s complaint.  An employee does not have a grievance until he has first given his supervisor or designate an opportunity to adjust the complaint.

7.02
If an employee’s complaint is not settled to the satisfaction of the employee concerned within twenty-four (24) hours, or such longer period of time as may be mutually agreed, then the steps of the grievance procedure may be invoked in order, as set out below. (Subject to the limitation for probationary employees per Articles 3.01(a) and 12.02).

7.03
Step No. 1: Within five (5) working days after the grievance arose, but not thereafter, a Steward may state the grievance of an employee or group of employees in writing and deliver a copy to the supervisor of the employee(s) concerned or designate.  After such discussion as is necessary, the supervisor or designate shall provide a written decision (or refusal to make a decision) and deliver a copy to the Operations Manager and the Steward within three (3) working days of receipt of the grievance.

7.04
Step No. 2: Within three (3) working days of receipt of the decision at Step No. 1, but not thereafter, the Chief Steward may submit the grievance in writing to the Operations Manager.  In such case, a meeting will be convened between the Chief Steward and another Steward, with the Operations Manager and another member of management.  The Operations Manager shall provide a written decision and deliver a copy to the Chief Steward within three (3) working days after the meeting.

7.05
Step No. 3: Within thirty (30) calendar days of receipt of the decision at Step No. 2, but not thereafter, the Chief Steward or Union Staff Representative may make a written request to the Operations Manager for a further meeting, to be scheduled as soon as possible at a time of mutual convenience.  The Union Staff Representative will attend such a meeting with the Chief Steward; one other Steward may also attend.  If settlement is not reached within three (3) working days of the meeting, then the matter may be referred to Arbitration, as provided for in Article 8 below.

7.06	An individual Grievor has the right to attend any discussions or meetings held in accordance with the grievance procedure set out above.

7.07
Unless a settlement is made without prejudice, it shall bind the parties and any employees who are or could be affected.  The same grievor(s) may not file any further grievances in respect of the same subject matter.

7.08
Time limits described in this Article shall be extended only by mutual written agreement.  If the Company fails to provide a timely response as required above, the grievance shall be deemed to be denied and the Union may proceed to the next Step.

7.09	An employee's record will be cleansed after a period of one (1) year if no further disciplinary action is taken.

Article 8.   ARBITRATION

8.01
Either party, after having exhausted the grievance procedure and providing the grievance is one concerning the interpretation or alleged violation of this Agreement, may make a request in writing to the other party to the Agreement that the grievance be submitted to Arbitration.

8.02	No person shall be appointed as an arbitrator who has been involved in an attempt to negotiate or settle the grievance, other than mediation.

8.03	The parties hereto, will equally share the costs of the Arbitrator.

8.04	No matter may be submitted to Arbitration which has not been properly carried through all steps of the grievance procedure, unless otherwise mutually agreed upon in writing.

8.05	The Arbitrator shall not be authorized to make any decision inconsistent with the provisions of this Agreement nor to alter, modify or amend any part of this Agreement.

8.06	The proceedings of the arbitrator will be expedited by the parties hereto and the decision of the Arbitrator will be final and binding upon the parties hereto.

8.07
At any stage of the grievance procedure, including Arbitration, the conferring parties may have the assistance of the employees concerned and any necessary witnesses and all reasonable arrangements will be made to permit the conferring parties to have access to the plant to view disputed operations and to confer with the necessary witnesses.

Article 9.   SPECIAL GRIEVANCE - DISCHARGE CASES

9.01
A claim by an employee other than a probationary employee that he has been unjustly discharged from his employment, shall be treated as a grievance, if a written statement of such grievance is lodged with the Factory Superintendent within five (5) days after the employee ceases to work for the Company.  All preliminary steps of the grievance procedure prior to Step No. 2 will be omitted in such cases.

9.02
When an employee has been dismissed without notice, he shall have the right to interview his steward privately, for a reasonable amount of time, before leaving the plant premises, not to exceed ten (10) minutes.

9.03
Such special grievance may be settled by confirming the Management's action in dismissing the employee or by reinstating the employee with full compensation for time lost or by any other arrangements which are just and equitable in the opinion of the conferring parties.

Article 10.   MANAGEMENT AND UNION POLICY GRIEVANCES

10.01
If the Company has a grievance, it shall be filed in writing with the Chief Steward, within five (5) working days of the time at which the Company knew or ought to have known of the occurrence of the circumstances giving rise to such grievance.  A written disposition of the grievance must be given by the Union within five (5) working days.  If the grievance is not settled to the mutual satisfaction of the conferring parties, it may be referred to arbitration.

10.02
A Union policy grievance, which is defined as an alleged violation of the Agreement which concerns the employees generally within the bargaining unit, may be brought by the Chief Steward within five (5) working days of the time at which the Union knew or ought to have known of the occurrence of the circumstances giving rise to such policy grievance.  The Union may not file a policy grievance in place of an individual grievance that would be untimely under Article 6.

Article 11.   NO STRIKES - NO LOCKOUTS

11.01
In view of the orderly procedure established by this Agreement for the settling of disputes and the handling of Grievances, the Union agrees that during the lifetime of this Agreement, there will be no strikes, slowdown or stoppage of, or interference with work or production either complete or partial and the Company agrees there will be no lockout of employees.

11.02	Should the Union claim that a cessation of work constitutes a lockout, it may take the matter up with the Company as provided in Step No. 3, of the Grievance Procedure.

11.03
The Union agrees it will not involve any employee or employees of the Company or the Company itself in any sympathy strikes or secondary boycotts, or any other disputes which may arise between any other employer and the employees of such other employer.

Article 12.   SENIORITY

12.01
The Company shall establish seniority lists based on the most recent date of hire.  Copies of such lists shall be brought up to date and posted on the plant bulletin board at six (6) month intervals.  Seniority shall be accumulated on a plant wide basis.

12.02
An employee will be considered on probation and will not be placed on the seniority list until he has been in the employ of the Company and has actually worked for ninety (90) working days within a six month period.  After completion of said probationary period, the seniority of the employee concerned will be back-dated to the first day worked in said probationary period (“start date”) and the employee’s name will be placed on the seniority list.

12.03	In all cases of an increase or decrease in the working force the following factors will be considered:

(a)	Length of service;

(b)
Skill and ability to perform the work; skill and ability to perform the work may include, prior experience and training in the type of job to be filled.  Assessment of skill and ability shall be the responsibility of the employer and shall be exercised in a reasonable fashion.

Where the qualifications if factor (b) are relatively equal, factor (a) shall govern.  It is understood that probationary employees shall be the first to be laid off and the last to be recalled.

12.04	Promotions to supervisory positions shall not be subject to the provisions of this Agreement.

12.05	An employee will lose all his seniority if he:

(a)	Voluntarily leaves the employ of the Company;

(b)	Is discharged and is not reinstated pursuant to the provisions of this Agreement.

(c)
He has been laid off and fails to return to work or to furnish a reason satisfactory to the Company for not so doing within seven (7) working days after the notice to return to work is given to him by the Company by registered mail to his last address on file with the Company or otherwise, or if he overstays a leave of absence without providing a satisfactory reason for so doing.

12.06	Employees laid off shall be retained on the seniority lists for a period of two (2) years and will be subject to recall in accordance with the provisions of this Agreement.

12.07
It shall be the duty of every employee to notify the Company promptly of any change of address and any notice sent by the Company by registered mail to an employee at his last address as recorded in the records of the Company shall be sufficient and effective notice.

12.08
An employee’s seniority shall continue to accumulate during a period of illness or injury not exceeding two (2) years, provided no outside employment is indulged in.  The Company shall have the right to require a doctor’s certificate from time to time during a period of illness or injury, including prior to a return to work.  The Company shall reimburse the employee for the cost of medical certificates that it requires under this Article, up to a maximum of $50 per certificate, provided that the certificate identifies at least the following information:

(a)	if the employee continues to be absent, what it is about the employee’s work that s/he is unable to perform;

(b)	if the employee is ready to return to work, the employee’s restrictions, if any; and

(c)	the prognosis for recovery, either in terms of a return to work or a return to full duties.

12.09	The Company will provide the Union Office with a list of the employee’s names, seniority dates, classifications and rates of pay on or about November 1 and May 1 each year.

12.10	All hourly employees are subject to mandatory retirement at age 65 from the company, unless employee is continued at the sole discretion of management.

Article 13.   LAYOFF and BUMPING PROCEDURE

13.01
The Company will provide five (5) working days notice of lay off to the employees for shortage of work. The Company will make reasonable efforts to endeavour to have the end of the notice period coincide with the end of an employee’s regular work week.

Should the Company require work for less than 5 working days of a qualified employee who is laid off, he may be recalled for a period of less than 5 working days.

13.02	The foregoing shall not apply whenever such proposed layoffs, are due to fire, power failure or causes beyond the Company’s reasonable control.

13.03	Bumping Procedure;

(a)
Employees who are laid off may bump into an equal or lower rated classification at that classification’s current wage rate, subject to Article 12.03.  If the employee cannot exercise bumping rights, he will be laid off and recalled when opportunities arise, again subject to Article 12.03.  If an employee decides not to exercise available bumping rights, and does not have a good reason for doing so, the Company will consider the employee to have resigned employment and given up his bargaining rights; furthermore, the Company will report the situation as a resignation for Employment Insurance Act purposes.

(b)
 For the purposes of Article 13.03 and 13.04 “current” rate means the top rate for the job, unless the employee in question cannot perform the full duties of the job (after a reasonable familiarization period), in which case the current rate will be the start rate.  Under no circumstances will the current rate be higher than the employee's "home" rate (i.e. the pre lay off rate).  If an employee is paid the start rate in a situation of bump or recall, the Company is responsible to provide such on-the-job training as is necessary to allow the employee to move to the job rate on a reasonably accelerated as he becomes fully qualified and proficient.

13.04
Employees who are on lay off or who are working in a lower rated classification in accordance with Article 13.03 may be recalled to a higher rated classification at that classification’s current wage rate, subject to Article 12.03, and the following conditions:

(a)	such employees can be recalled to a level that is lower, but cannot be recalled to a level that is higher, than their “home” classification (i.e. no bump-ups);

(b)	employees will be recalled to their “home” classifications as soon as reasonably required in accordance with work schedules or customer demands and Article 12.03;

(c)
if an employee is performing the duties of a classification higher than the general labour classification (whether his home classification or a lower rated classification) for more than 75% of the time (measured over a period of 20 working days at 8 hours per day), that will be considered a recall situation as described herein and not a temporary transfer;

(d)	a recall does not have to be posted unless there are employees currently in the plant, with higher seniority than the employee to be recalled, who are working at lower rated classifications.

Article 14.   VACANCIES

14.01
Employees covered by this Agreement shall be given the opportunity to fill vacancies either in existing jobs or in new jobs created during the term of this Agreement.  The Company, along with the wage rate for the job, shall post such vacancies for a period of five (5) working days.  The successful candidate(s) shall be selected by the Company from among qualified applicants, in accordance with Article 12.03 above, without undue delay.  If there are no qualified applicants, the Company may fill the vacancy through the reasonable exercise of its discretion.

Article 15.   INFORMATION

15.01	The Company shall supply the Union with a list of all employees acting in a supervisory capacity and will indicate by appropriate job titles the nature and extent of their duties.

15.02
The Union shall supply the Company with a list of all employees who have been elected, or appointed stewards or Union Officers and will indicate the nature and extent of their positions before the Company will recognize them.

15.03	In the event of rehiring after a layoff, the Chief Steward will be given a list of all employees who are to be recalled.

Article 16.   LEAVE OF ABSENCE

16.01
The Company may grant leave of absence without pay to any employee for legitimate personal reasons and any person who is absent with written permission shall not be considered to be laid off and his seniority shall then continue to accumulate during his absence for a period not to exceed six (6) months.  However, an employee who works elsewhere during a leave of absence without written permission from the Company will be considered a quit and will be immediately terminated.

16.02
The Company agrees to grant leave of absence to one of its replaceable employees on the request of the Union to attend conventions, etc., of the Union.  The total of all such leave of absence will not exceed (20) twenty days in any one (1) year.

16.03
The Company may grant time off during the regular work schedule to an employee, if the absence can be accommodated without production disruption and is requested at least five (5) days in advance.  The foregoing does not apply to Illnesses, emergency situations, or reasons mutually agreed upon between the Company and the employee.

16.04
If an employee is unable to report for work due to illness or otherwise, then s/he must telephone the plant prior to the start of work unless prevented from doing so for a reason acceptable to the Company.  S/he must first attempt to speak directly to the supervisor or designate contact.  If unavailable, the alternative is to speak directly to the Operations Manager.  If unavailable, the alternative is to leave a message on the general company voice mailbox.  Any such communication or message must indicate the reason for absence and the expected time or date of return to work.

16.05
Starting August 1, 2009 an employee can earn 1 paid day off or pay in lieu to a maximum of 1 day per fiscal year (starting August 1, 2010, 2 days; starting August 1, 2011, 3 days) if he has perfect attendance over four months as measured within the first, second or third trimester of the fiscal year (i.e. August to July). The day off must be scheduled so as to not interfere with the normal operations of the Company and within the guidelines laid out in the Company's Vacation Policy, especially the number of employees allowed to book off at same time. This entitlement does not allow an employee to simply call in and book the day off.

Article 17.   BULLETIN BOARDS

17.01
The Company will provide a Bulletin Board in the plant for the convenience of the Union for the purpose of displaying notices, or other information of interest to Local Union #540 members.  All notices must be submitted to Management for approval before being posted.

17.02
The Union agrees that it will not distribute or cause to be distributed any pamphlets, advertising cards or other literature within the plant or property of the Company unless prior approval in writing has been obtained from Management, which approval shall not be unreasonably withheld.

Article 18.   SAFETY COMMITTEE

18.01	The Company shall continue to make reasonable provisions for the safety and health of the employees during the hours of their employment.

18.02	The Company shall pay the cost of safety glasses and safety prescription lenses. Maximum amount $125.00 (one hundred and twenty five) every two years.

18.03
The Company will pay the cost of the Safety footwear to each employee with one year’s service, based on one (1) Company payment per year of a maximum of $95.00 upon proof of sale effective November 1, 2006 and further increase by $5 every two years thereafter.

Article 19.   UNION VISITS TO THE PLANT

19.01
The Company agrees to permit the necessary accredited Union Representatives to enter the Company premises for the purpose of assisting in the adjustment of the grievances covered by this Agreement.  Such representative, before being admitted to the premises, shall get clearance through the proper Company channels.  All requests will be made at least twenty-four (24) hours in advance.

Article 20.   JURY DUTY

20.01	Employees shall be paid the difference between day rate and Juror's Pay for time lost when called for Jury Duty or Witness Duty. The difference shall also be paid for subpoenaed Crown Witnesses.

20.02	The Company reserves the right to determine when an employee called for Jury Duty may be expected to report to work.

20.03	A Representative of the Company shall interview him before his first call to be told under what conditions he would be expected to return to work.

20.04
The employee or employees concerned must return to work daily upon discharge from Jury Duty and will be required, if possible to present to the Company, evidence signed by the Sheriff's office of the time called and released.

Article 21.   BEREAVEMENT PAY

21.01	The Company will provide bereavement leave as follows:
(a) five (5) days for spouse (including common law spouse), son, daughter, mother, father, or grandchild;

(b) three (3) days for sister, brother, mother-in-law, father-in-law, or step-child; and

(c) one (1) day for brother-in-law, sister-in-law, or grandparent.

Employees on bereavement leave will be paid for time lost from work during the period of the leave. For clarification – any days taken as bereavement leave will also count against an employee’s ESA entitlement to emergency leave.

Article 22.   GROUP INSURANCE PLANS

22.01
The Company agrees to contribute one hundred (100%) percent of the cost of O.H.I.P. and to pay one hundred (100%) percent of the cost of the Group Insurance Plan with the exception of drug plan for new employees hired after November 1, 2006, and employees working past the age of 65 as noted below.

The Group Insurance shall include the following benefits:

One Hundred (100%) percent coverage for prescription drugs for employees with employment start date before November 1, 2006.  Employees with an employment start date after November 1, 2006 will have and 80/20 reimbursement plan capped at $2000 per year.

Benefit Summary
 Deductible                                      $50.00 Single
  $100.00 Married

Life Insurance                                 $ 20,000

Accidental Death and
Dismemberment                              $10,000

Extended Healthcare Care

– Hospital Care – Medical Services & Supplies – Professional Services – Vision – Drugs

This is a summary only, see Benefit Handbook for details.

The Company further undertakes to assume their share of the cost of the Group Insurance Plan and O.H.I.P. for employees for the balance of the next following two (2) months after a sickness or layoff.

This shall not include payment for any benefits which the policy does not permit.  This clause shall remain in operation so long as the current E.H.T. plan is in place.

An employee becomes eligible for the group benefits described in this Article after one year of employment.

Extended group benefits coverage cease at age 65 with the exception of Life Insurance and Accidental Death and Dismemberment.

Article 23.   EQUAL PAY FOR EQUAL WORK

23.01	The Company undertakes to abide by the present legislation with respect to equal pay for equal work.

Article 24.   CHANGES IN WORK SCHEDULE

24.01	In order that it may make representation the Union shall be notified of any proposed permanent changes in the work schedule, except in emergencies.

Article 25.   TEMPORARY TRANSFERS

25.01
Temporary transfer to higher rated classifications will be assigned to the senior employee in the classification in the department from which the Company chooses to draw, who has the skill and ability to perform the work.  These transfers will be limited to twenty (20) working days (but may be extended by mutual agreement between the Union and the Company).

25.02
If there is a temporary position that is expected to last longer than the twenty (20) working days or longer agreed period set out in Article 25.01 above, then it shall be posted as a temporary vacancy of up to ninety (90) working days.  At the end of the temporary vacancy (or such longer period as may be mutually agreed between the Union and the Company), the successful applicant shall return to his previous position.  Nothing in this Article shall prevent the Company from ending a temporary vacancy earlier than first expected.

25.03
If it becomes apparent to the Company that a temporary vacancy will last longer than the ninety- (90) working days or longer agreed period set out in Article 25.02 above, then it shall be posted as a normal vacancy.

25.04	Posting of a temporary vacancy or normal vacancy as required by Articles 25.02 and 25.03 above shall be in accordance with Articles 14 and 12.03.

25.05
Temporary transfer to equal or lower rated classifications will be assigned in the Company’s reasonable discretion to an employee who has the skill and ability to perform the work and who is reasonably available for transfer.  If there are two or more such employees, the Company will transfer the junior employee.  The employee will be paid his regular rate.

25.06
If an employee is in a lay off or bump situation as described in Article 13.04, and there is temporary work available in the employee’s “home” classification, that employee will be preferred for the temporary transfer; if there is more than one such employee, Article 12.03 governs.

Article 26.   HOURS OF WORK AND OVERTIME

26.01
The Company does not guarantee to provide work for the regular assigned hours or for any other hours, and if it is necessary to reduce the number of hours, the matter will be discussed with the negotiating committee before the change of hours is put into effect.

26.02

(a)	The standard work week shall be forty (40) hours per week and eight (8) hours per day for all members of the bargaining unit, except watchmen, janitors, and servicemen.

(b)
If the Company requires a second or third shift, it will post a notice setting out number of vacancies, positions and applicable shift premium, including a sign-up sheet for qualified volunteers who are skilled and able.  The Company reserves the right to directly approach individuals to request their cooperation in filling the shift.  If necessary, the Company will assign any remaining vacancies to qualified employees who are skilled and able, in inverse order of seniority.  If the Company still cannot fill the vacancy, it will post it prior to hiring from the outside.

26.03	Overtime at the rate or time and one half (1 1/2) of the employees regular wage rate will be paid for all hours worked in excess of forty (40) hours per week.

26.04
For overtime distribution purposes, there are two kinds of overtime: shift overtime and scheduled overtime.  Shift overtime is overtime that is attached to the beginning or end of a regular shift as may be required to keep up with the Company’s production and shipping obligations and includes a call-back.  Scheduled overtime is weekend or holiday overtime as may be required for excess shipping and production requirements or special projects.  Overtime will be distributed as follows:

(a)
for shift overtime, overtime will be distributed on a reasonably equitable basis to the employees who normally perform the work and who are capable; it is recognized that equitable does not mean exactly equal and that it is normal for different employees to have different overtime hours totals at any particular time; if the Company is not able to cover the shift overtime as above, then it will be offered on a seniority basis to employees who have the skill and ability to perform the work, and the overtime rate shall be based on their regular hourly rate;

(b)
for scheduled overtime, overtime will be offered on a seniority basis to employees who have the skill and ability to perform the work, provided that the overtime rate shall be based on the regular hourly rate for the work;

(c)	employees only have to work overtime if they agree to do so; agreement shall not be unreasonably withheld.

26.05
If there is shift overtime that is anticipated to be at least 2 hours, an employee will be entitled to a 10 minute break at the outset of the overtime assignment.  If the shift overtime is anticipated to be at least 4 hours, an employee will be entitled to an additional 20 minute unpaid meal break (which may be paid as part of the 4 hours at the company’s sole discretion).

Article 27.   STATUTORY HOLIDAYS

27.01	Employees shall be paid for time lost if they do not work on the following ten (10) Statutory Holidays, subject to the following regulations:

NEW YEARS DAY	CIVIC HOLIDAY
GOOD FRIDAY	LABOUR DAY
VICTORIA DAY	THANKSGIVING DAY
CANADA DAY	BOXING DAY
CHRISTMAS DAY	DAY BEFORE CHRISTMAS

27.02	If any of the above holidays fall on a weekend, another day is to be substituted and the day of observance so substituted shall be deemed to be the holiday for the purpose of this Article.

27.03
An employee must have completed the probationary period in order to be eligible to be paid for a plant holiday and must have worked on the scheduled working days immediately before and immediately after such holiday, unless absent by a Doctor’s Certificate.

27.04
Payment will be made to those employees eligible for Holiday Pay upon the basis of the individuals regular hourly day rate and for the number of hours that would normally have been scheduled for such individual for that day if the holiday had not intervened.

27.05
Should emergencies or requirements warrant scheduling any work on a holiday, employees who qualify for holiday pay and work on any of the above holidays shall be paid such holiday pay plus double (2) time their straight hourly rate.

Article 28.   REST AND WASH UP PERIODS

28.01	Employees shall be given one (1) fifteen (15) minute rest period in each workday in addition to the regular scheduled lunch period.

28.02
Employees are required to be at work at their work stations (or as otherwise) assigned until the buzzer goes to start the rest period or lunch period or end of work day, and are expected to return to work at their work stations as soon as the rest period or lunch period ends.

Article 29.   INJURED EMPLOYEES

29.01
An employee injured while at work and on the certification of a doctor is unable to return to his regular duties, shall be paid his regular day rate, providing the injury is a compensable one, for the balance of the day of the injury, less any Workers' Compensation Payment received by the employee for that day.

Article 30.   VACATIONS WITH PAY

30.01
Those employees who are on the payroll of the company as of June 30th in any year and who have been in the continuous employ of the Company for a period not less than three (3) months shall be entitled to the following vacation:

(a)	Employees who have less than twelve (12) months seniority as of June 30th in any year shall receive vacation pay in accordance with the regulations and requirements of the Employment Standards Act.

(b)	Two (2) week's vacation after completing one (1) year's service with pay calculated at the rate of four (4%) percent of the employee’s earnings after the completion of twelve (12) months service.

(c)	Three (3) week's vacation with pay equivalent to six (6%) percent of the employee’s earnings will be paid to those employees with five (5) years or more service on June 30th in any year.

(d)	Four (4) week's vacation with pay equivalent to eight (8%) percent of the employee’s earnings will be paid to those employees with ten (10) years or more service on June 30th in any year.

(e)	Five (5) week's vacation with pay equivalent to ten (10%) percent of the employee’s earnings will be paid to those employees with twenty-three (23) years or more service on June 30th in any year.

30.02
Employees, who have more than two- (2) week’s vacation, shall apply for dates in which they wish to take their additional time.  Such dates shall be applied for in writing to the Company Manager and mutually agreed upon between the Company and employee sixty (60) days prior to the Vacation.

Vacation days are non cumulative to the next or following year.  Times not taken in the appropriate year are considered lost.

30.03	Vacation pay will be paid on a separate cheque.

Article 31.   CLASSIFICATIONS AND WAGES

31.01	Classification and wages shall be as set out in Schedule “A”, which is attached to and forms part of this Agreement.
The employer agrees to increase the annual job rate for pre-November 1, 2005 employees as follows:

November 1, 2006                                                      $0.40

November 1, 2007                                                      $0.35

November 1, 2008                                                      $0.40

November 1, 2009                                                      $0.35

November 1, 2010                                                      $0.40

November 1, 2011                                                      $0.35

For employees with start dates after November 1, 2006 the seniority based wage system per job classification applies per “Schedule A”

The following provisions shall also apply:

(a)
Lead Hand to receive ninety ($.90) cents per hour above the top rate in their classification effective November 1, 2006, increase to ninety-five ($0.95) on November 1, 2008 and $1.00 on November 1, 2010.  Department lead hand job descriptions (general are for fabrication, welding, paint shop, assembly and shipping departments.  These positions are appointed by management and are not subject to the provisions of this agreement.  Distribute work orders within the department and ensure the following;

1)	work is completed to schedule;
2)	Paperwork is accurately completed;
3)	assist in ensuring the quality of work is within the company guide-lines;
4)	troubleshoot machinery and die problems;
5)	completed parts moved to next department;
6)	department employees are kept busy at all times;
7)	assist in ensuring good housekeeping practice an orderly storage of tools;
8)	Safety and related actions from the Safety Walk report.

(b)	The company shall pay per “Schedule A” in their respective classifications provided the employee performance warrants the increase.

(c)	The company shall do employee evaluations every twelve- (12) months which will be performance related.

(d)	Employees who are classified as General Labour are limited to the following work, subject to reasonable mutual agreement in the event of operational changes:

Fabrication                        1) Amada load/offload
2) Strippit punch
3) Drilling (including assisting wood assembler)
4) Grind/tumble
5) Punch press
Weld Shop                        6) Load/offload weld jigs includes robotic welder
Paint Shop                         7) Hang and remove parts

Assembly                           8) Sub-assembly stations, as follows:
•	SA1 and 3 – pivot arm
•	SA2 and 4 – stand-off insertion and deck assembly
•	SA5 – hand pendant and goose neck
•	SA6 – AC motor and Trendelenburg bar
•	SA7 – manual crank
•	SA8 – bed dolly and dust cover press operator
•	SR1 – capping of bows
Shipping                             9) Truck loading
     10) Material handling

31.02
For the afternoon and night shift, if applicable, there shall be a shift premium in effect of 50¢ per hour (afternoon shift) and 70¢ per hour (night shift).  These premiums shall increase to 60¢ per hour (afternoon shift) and 80¢ per hour (night shift), effective November 1, 2005.

31.03	Travel time to and from work sites outside the Company’s premises will be paid for at the employee’s regular wage rate, or at the overtime rate if applicable.

31.04	If an employee is promoted or temporarily transferred to a higher rated classification, then s/he shall be placed at a level on the wage schedule that provides the same or next higher wage rate.

31.05
Student employees, not including co-operative, may be employed only from May 1st until the Friday immediately before the Labour Day weekend. Student employees shall be paid $9.00 per hour in the first year they work, $9.75 in the second year they work and $10.50 in the third year they work.

31.06
The employer may classify a new job and establish its rate of pay by providing written notice to the Union.  The rate of pay may be at the same level as an existing classification or at a new level.  The Union may grieve the appropriateness of the rate of pay as a policy grievance.

Schedule “A”           CLASSIFICATION AND WAGE SCHEDULE
The following schedule shows the current job rate and is subject to the percentage increases set out below.

Employees Hired Before Nov.1, 2005			Employees Hired After Nov 1, 2005
Classification	Effective Date	18 Months Complete as of Dec 31, 2006	Start	Probation Completed	12 Months	18 Months	24 Months follows annually increase dates starting at Year 2 wage rate.
Maintenance Mechanic Level 3	01-Nov-05		$18.27	$18.67	$19.07	$19.47
	01-Nov-06	$19.87	Year 2
	01-Nov-07	$20.22	Year 3
	01-Nov-08	$20.62	Year 4
	01-Nov-09	$20.97	Year 5
	01-Nov-10	$21.37	Year 6
	01-Nov-11	$21.72

R&D Mechanic Level 2	01-Nov-05		$17.03	$17.43	$17.83	$18.23
	01-Nov-06	$18.63	Year 2
	01-Nov-07	$18.98	Year 3
	01-Nov-08	$19.38	Year 4
	01-Nov-09	$19.73	Year 5
	01-Nov-10	$20.13	Year 6
	01-Nov-11	$20.48

Metal Craftsman	01-Nov-05		$16.00	$16.40	$16.80	$17.20
	01-Nov-06	$17.60	Year 2
	01-Nov-07	$17.95	Year 3
	01-Nov-08	$18.35	Year 4
	01-Nov-09	$18.70	Year 5
	01-Nov-10	$19.10	Year 6
	01-Nov-11	$19.45

Welder / R&D Mechanic Level 1/ Maintenance Mechanic Level 2	01-Nov-05		$15.94	$16.34	$16.74	$17.14
	01-Nov-06	$17.54	Year 2
	01-Nov-07	$17.89	Year 3
	01-Nov-08	$18.29	Year 4
	01-Nov-09	$18.64	Year 5
	01-Nov-10	$19.04	Year 6
	01-Nov-11	$19.39

Employees Hired Before Nov.1, 2005			Employees Hired After Nov 1, 2005
Classification	Effective Date	18 Months Complete as of Dec 31, 2006	Start	Probation Completed	12 Months	18 Months	24 Months follows annually increase dates starting at Year 2 wage rate.
Painter / Sheet Metal Worker / Shipper Receiver	01-Nov-05		$15.77	$16.17	$16.57	$16.97
	01-Nov-06	$17.37	Year 2
	01-Nov-07	$17.72	Year 3
	01-Nov-08	$18.12	Year 4
	01-Nov-09	$18.47	Year 5
	01-Nov-10	$18.87	Year 6
	01-Nov-11	$19.22

Assembler	01-Nov-05		$14.73	$15.13	$15.53	$15.93
	01-Nov-06	$16.33	Year 2
	01-Nov-07	$16.68	Year 3
	01-Nov-08	$17.08	Year 4
	01-Nov-09	$17.43	Year 5
	01-Nov-10	$17.83	Year 6
	01-Nov-11	$18.18

Assistant Shipper Receiver / Plant Material Handler	01-Nov-05		$13.66	$14.06	$14.46	$14.86
	01-Nov-06	$15.26	Year 2
	01-Nov-07	$15.61	Year 3
	01-Nov-08	$16.01	Year 4
	01-Nov-09	$16.36	Year 5
	01-Nov-10	$16.76	Year 6
	01-Nov-11	$17.11

General Labour / Janitor / Maintenance Assistance Level 1	01-Nov-05		$11.93	$12.33	$12.73	$13.13
	01-Nov-06	$13.53	Year 2
	01-Nov-07	$13.88	Year 3
	01-Nov-08	$14.28	Year 4
	01-Nov-09	$14.63	Year 5
	01-Nov-10	$15.03	Year 6
	01-Nov-11	$15.38
			1st Year	2nd Year	3rd Year
Summer Students	23-Nov-00		$9.00	$9.75	$10.50

Article 32.   DURATION OF AGREEMENT

32.01
This Agreement shall become effective on the first (1st) day of November, 2006 but is not retroactive and shall continue to operate for six (6) years from such date and shall continue from year to year thereafter, unless either party notifies the other in writing not less than sixty (60) days and not more than ninety (90) days prior to the annual expiration date that a revision or discontinuance is desired.

FOR THE COMPANY	FOR THE UNION

Ralph Thompson	Derek Evans

Brian A. Freeborn	Dale Stecyk

Andrew Murray